                                                                    EXHIBIT 10.6


September 22, 2000


David J. Battles
530 Terrace Ave.
Half Moon Bay, CA 94019

Dear Dave:

It is a pleasure to extend to you an offer of employment to join Endocare, Inc. as Vice President, Business Development, reporting to Paul Mikus, CEO and Chairman, effective September 22, 2000.

The primary duties and areas of responsibility with which you will become involved have been discussed during the interview process. Your semi-monthly salary will be $5,625.00 gross earnings, with pay periods on the 15th and the end of each month. This equates to an annual salary of $135,000.00 per year. You will also receive a car allowance in the amount of $350.00 per month ($175.00 per pay period) and business mileage will be reimbursed at $.10 per mile. In addition, you will be eligible to participate in Endocare's 2000 Bonus Plan and earn up to 40% of your base salary. This bonus will be prorated for the year 2000 and the details are outlined in the 2000 Bonus Plan document. You will also be granted 20,000 Endocare Incentive Stock Options, upon approval of the Stock Option Committee of the Board of Directors, in accordance with the 1995 Stock Plan. The option price will be the fair market value on the date of grant and the terms are outlined in the Stock Option Agreement. Endocare will also pay $8,000.00 toward your relocation to the Southern California area.

You and your eligible dependents, if applicable, will be covered under Endocare's current group health and dental insurance plan as provided by The Principal Mutual Insurance Company. Coverage will be effective the first of the month following 30 days of continuous employment and is provided at no cost to you. Dependent coverage is charged at $30.00 per month per dependent. Endocare offers a Premium Only Plan that allows you to pay your dependent premiums through a tax-free payroll deduction.

Prior to beginning employment, we require that you enter into agreements regarding Endocare's proprietary information, and while we hope our relationship will be long and mutually beneficial, it should be recognized that neither you, nor we, have entered into any contract of employment, expressed or implied. Our relationship is and will always be one of voluntary employment 'at will.' You will also be required to provide proof of your eligibility to work in the United States on your first day of employment.

We hope that you will consider our offer favorable and on behalf of Endocare, I'd like to welcome you to the Company. You will notice that there are two copies of this letter. To indicate your acceptance, please sign and return one of the copies to me. Should you have any questions or concerns regarding the offer, please feel free to contact me.

Sincerely,                                                Accepted by:


/s/ Christine Concepcion                /s/ David J. Battles
---------------------------------       ----------------------------------------
                                        David J. Battles
Christine Concepcion
Human Resources Manager                    9/22/00
                                        ----------------------------------------
                                        Start Date